Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2011 FOURTH QUARTER AND FISCAL YEAR RESULTS

BOISE, Idaho (November 3, 2011) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its fourth quarter and fiscal year ended September 30, 2011.

Highlights:

▪
Total revenues were $421.3 million for the quarter, 17.4% higher than revenues for the same period in the prior fiscal year.  Total revenues were $1.57 billion for the fiscal year, 27.3% higher than revenues for the same period in the prior fiscal year.

▪
Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.0% for the quarter, compared to 8.5% for the same period in the prior fiscal year.  Included in SG&A expenses for the quarter are direct acquisition-related expenses of $555,000 incurred in connection with the acquisition of substantially all of the assets of Micro Beef Technologies, Ltd. (“Micro”), which was acquired on October 31, 2011.

▪	Operating income was $15.6 million for the quarter, 13.1% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $10.0 million for the quarter, 14.0% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.80 for the quarter, compared to $0.71 for the same period in the prior fiscal year.  Diluted earnings per share were $3.40 for the fiscal year, compared to $2.70 for the prior fiscal year.

▪	We generated cash flow from operations for the fiscal year ended September 30, 2011 of $32.4 million compared to $16.9 million for the same period in the prior fiscal year.
▪
Internet sales to independent veterinary practices and producers in the United States grew by approximately 34% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales in the United States were 37% for the quarter.

▪	Revenues from our veterinary pharmacy programs increased over 31% to $38.8 million for the quarter compared to the same period in the prior fiscal year.
▪
On October 31, 2011, we acquired substantially all of the assets of Micro for $60 million, including $53.4 million in cash and common stock valued at $6.6 million.  Micro is a value-added distributor to the production animal market, including the distribution of micro feed ingredients, pharmaceuticals, vaccines, parasiticides, supplies, and other animal health products.  Micro also is a leading innovator of proprietary, computerized management systems for the production animal market.

“We finished our fiscal year with excellent financial results,” said Jim Cleary, President and Chief Executive Officer.  “The MWI team’s focus on our core values of customer service, integrity, dedication, innovation and quality is exemplary.  We also are very pleased with the prospects for our new acquisition, Micro Beef Technologies.  We welcome Micro’s team members to MWI and look forward to providing their customers with continued great value and service.”

Quarter ended September 30, 2011 compared to quarter ended September 30, 2010

Total revenues grew 17.4% to $421.3 million for the quarter ended September 30, 2011, compared to $358.9 million for the quarter ended September 30, 2010.  Revenue growth in the United States was 18.9% for the quarter ended September 30, 2011, compared to the same period in the prior fiscal year.  Revenue growth in the United Kingdom was 10.5% for the quarter ended September 30, 2011, compared to the same period in the prior fiscal year, consisting of 6.2% organic growth and 4.3% growth related to foreign currency exchange.  In the United States, our revenues attributable to existing customers represented 56% of the growth in revenues during the quarter ended September 30, 2011.  Commissions grew 3.8% to $4.9 million for the quarter ended September 30, 2011, compared to $4.7 million for the quarter ended September 30, 2010.

Gross profit increased by 10.8% to $50.4 million for the quarter ended September 30, 2011, compared to $45.5 million for the quarter ended September 30, 2010.  Gross profit as a percentage of total revenues was 12.0% for the quarter ended September 30, 2011, compared to 12.7% for the quarter ended September 30, 2010.  This decrease was primarily due to product mix for the quarter and vendor rebates.  Vendor rebates for the quarter ended September 30, 2011 decreased by approximately $400,000 compared to the quarter ended September 30, 2010.

Operating income increased 13.1% to $15.6 million for the quarter ended September 30, 2011, compared to $13.8 million for the quarter ended September 30, 2010.  SG&A expenses increased 10.4% to $33.5 million for the quarter ended September 30, 2011, compared to $30.3 million for the quarter ended September 30, 2010.  The increase in SG&A expenses was primarily due to compensation costs from increased headcount to support the revenue growth, as well as an increase in bank service fees related to customer credit card usage and direct acquisition-related expenses of $555,000.  SG&A expenses as a percentage of total revenues were 8.0% for the quarter ended September 30, 2011, compared to 8.5% for the quarter ended September 30, 2010.

Net income increased 14.0% to $10.0 million for the quarter ended September 30, 2011, compared to $8.8 million for the quarter ended September 30, 2010.  Diluted earnings per share were $0.80 and $0.71 for the quarters ended September 30, 2011 and 2010, respectively, an increase of 12.7%.

Fiscal year ended September 30, 2011 compared to fiscal year ended September 30, 2010

Total revenues increased 27.3% to $1.57 billion for the fiscal year ended September 30, 2011, compared to $1.23 billion for the fiscal year ended September 30, 2010.  Revenue growth in the United States was 21.5% for the fiscal year ended September 30, 2011, compared to the same period in the prior fiscal year.  Revenue growth in the United Kingdom was 68.0% for the fiscal year ended September 30, 2011 as compared to the same period in the prior year as we owned Centaur for the full fiscal year compared to approximately eight months in the same period in the prior fiscal year.  Commissions increased 23.1% to $20.7 million during the fiscal year ended September 30, 2011, compared to $16.8 million during the fiscal year ended September 30, 2010.  The growth in commissions included the achievement of an incentive from one of our vendors in the quarter ended June 30, 2011, which was not achieved in the prior fiscal year.

Gross profit increased by 24.6% to $205.6 million for the fiscal year ended September 30, 2011, compared to $165.0 million for the fiscal year ended September 30, 2010.  Gross profit as a percentage of total revenues was 13.1% for the fiscal year ended September 30, 2011, compared to 13.4% for the fiscal year ended September 30, 2010.  Vendor rebates for the fiscal year ended September 30, 2011 increased by approximately $2.4 million compared to the fiscal year ended September 30, 2010.

Operating income increased 26.6% to $68.7 million for the fiscal year ended September 30, 2011, compared to $54.2 million for the fiscal year ended September 30, 2010.  SG&A expenses increased 23.5% to $130.7 million for the fiscal year ended September 30, 2011, compared to $105.8 million for the fiscal year ended September 30, 2010.  SG&A expenses as a percentage of total revenues were 8.3% for the fiscal year ended September 30, 2011, compared to 8.6% for the fiscal year ended September 30, 2010.  Included in the increase in SG&A expenses for the fiscal year ended September 30, 2011 are direct acquisition-related expenses of $861,000.

Net income increased 27.3% to $42.6 million for the fiscal year ended September 30, 2011, compared to $33.4 million for the fiscal year ended September 30, 2010.  Diluted earnings per share were $3.40 and $2.70 for the fiscal year ended September 30, 2011 and 2010, respectively, an increase of 25.9%.

Our cash balance as of September 30, 2011 was $606,000 and we had $2.9 million outstanding on our credit facilities. We generated cash from operations of $32.4 million for the fiscal year ended September 30, 2011.  In connection with the acquisition of Micro, on November 1, 2011, we entered into an amendment to our credit facility which increased the borrowing capacity from $100 million to $150 million.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2012, revenues will be from $1.87 billion to $1.93 billion, which represents growth of 19% to 23% compared to revenues in fiscal year 2011.  The Company estimates that diluted earnings per share will be from $3.70 to $3.90 per share, which represents growth of 9% to 15% compared to diluted earnings per share in fiscal year 2011.  These estimates include the impact of the acquisition of Micro, which is expected to be slightly accretive and include the effect of direct acquisition-related expenses and integration costs.  Additionally, these estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 3, 2011 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2012 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 17, 2011 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 20324699.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom.  MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers.  For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended September 30,		Year Ended September 30,
Statements of Income	2011	2010	2011	2010
Revenues	$421,318	$358,947	$1,565,340	$1,229,342
Cost of product sales	370,878	313,412	1,359,755	1,064,339
Gross profit	50,440	45,535	205,585	165,003
Selling, general and administrative expenses	33,496	30,345	130,656	105,793
Depreciation and amortization	1,384	1,433	6,263	4,992
Operating income	15,560	13,757	68,666	54,218
Interest expense	(141)	(150)	(741)	(539)
Other income	194	193	775	647
Income before taxes	15,613	13,800	68,700	54,326
Income tax expense	(5,583)	(5,002)	(26,120)	(20,886)
Net income	$10,030	$8,798	$42,580	$33,440

Net income per share - diluted	$0.80	$0.71	$3.40	$2.70
Weighted average common
shares outstanding - diluted	12,531	12,437	12,513	12,395

			September 30,	September 30,
Condensed Consolidated Balance Sheets			2011	2010
Assets
Cash			$606	$911
Receivables, net			215,861	189,428
Inventories			170,065	175,292
Prepaid expenses and other current assets			10,079	8,729
Deferred income taxes			1,672	1,556
Total current assets			398,283	375,916

Property and equipment, net			25,209	15,238
Goodwill			49,041	47,330
Intangibles, net			24,894	26,710
Other assets, net			6,792	2,738
Total Assets			$504,219	$467,932

Liabilities
Credit facilities			$2,907	$10,140
Accounts payable			182,594	183,604
Accrued expenses			16,385	15,118
Current portion of long-term debt and capital lease obligations			909	3,631
Total current liabilities			202,795	212,493

Deferred income taxes			5,989	5,310
Long-term debt and capital lease obligations			354	953
Other long-term liabilities			2,271	2,389

Stockholders' Equity			292,810	246,787

Total Liabilities and Stockholders' Equity			$504,219	$467,932